                                                                    Exhibit 12.7


                            AT&T COMCAST CORPORATION
STATEMENT REGARDING COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                             Three Months Ended March 31,      Year Ended December 31,
                                             ----------------------------      -----------------------
                                                       2002                             2001
                                                       ----                             ----
Earnings (loss) before fixed charges(1):

 Loss before minority interest,
   extraordinary items and
   cumulative effect of accounting change            ($596.6)                         ($3,865.8)

 Income tax benefit                                   (252.3)                          (2,119.0)

 Equity in net (income) losses of affiliates            37.4                              (13.5)

 Fixed charges                                         589.0                            2,398.5
                                                     -------                          ---------
                                                     ($222.5)                         ($3,599.8)
                                                     =======                          =========

 Fixed charges(1):

  Interest expense                                    $589.0                           $2,398.5


                                                     -------                          ---------
                                                      $589.0                           $2,398.5
                                                     =======                          =========


Ratio of earnings to fixed charges(2)                   --                                 --

----------------------

(1) For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary items, cumulative effect of accounting change, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense.

(2) For the three months ended March 31, 2002 and for the year ended December 31, 2001, earnings, as defined were inadequate to cover fixed charges by $811.5 million and $5.998 billion, respectively.